As filed with the Securities and Exchange Commission on June 16, 2000 Registration No. 333-___________ and No. 333-76497
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                       AND
                            POST-EFFECTIVE AMENDMENT
                              NO. 1 TO REGISTRATION
                             STATEMENT NO. 333-76497
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            MILESTONE SCIENTIFIC INC.
             (Exact name of Registrant as specified in its charter)

                Delaware                                      11-309811
    (State or Other Jurisdiction of                        (I.R.S. Employer
     Incorporation or Organization)                      Identification No.)

                            220 South Orange Avenue
                            Livingston Corporate Park
                          Livingston, New Jersey 07034
               (Address, including zip code, and telephone number,
            including area code, of registrant's executive offices)

                                  ------------

                                  LEONARD OSSER
                             Chief Executive Officer
                            Milestone Scientific Inc.
                             220 South Orange Avenue
                            Livingston Corporate Park
                          Livingston, New Jersey 07034
                                 (973) 716-0087
            (Name, address, including zip code, and telephone number,
                   including area code of agent for service)

                                  ------------

                                   Copies to:

                            Stephen A. Zelnick, Esq.
                       Morse, Zelnick, Rose & Lander, LLP
                                 450 Park Avenue
                            New York, New York 10022
                                 (212) 838-8040
                           (212) 838-9190 (Facsimile)

                                   -----------

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

                                  ------------

      If the only securities being registered on this Form are to be offered pursuant to dividend or reinvestment plans, please check the following box. |X|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or reinvestment plans, check the following box. |_|

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|___________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|_____________

                                  ------------

                                     CALCULATION OF REGISTRATION FEE
===============================================================================================================
                                                                    Proposed        Proposed
                                                                     Maximum         Maximum
                                                                    Offering        Aggregate       Amount of
Title of Each class of                          Amount To Be        Price Per        Offering      Registration
Securities to be Registered                   Registered(2)(3)      Share (1)      Price (1)(3)       Fee(3)
---------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share         2,127,873             $2.5625     $5,452,674.50     $1,439.51
---------------------------------------------------------------------------------------------------------------

===============================================================================================================

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457 under the Securities Act. Pursuant to Rule 457(c), based upon the average of the high and low sales prices of the Common Stock on the American Stock Exchange on June 14, 2000 of $2.5625
(2) Includes 1,800,000 shares issued upon conversion and in full payment and satisfaction of the Company's 3% Senior Convertible Promissory Notes (including 800,000 shares which were registered with the SEC on Registration Statement No. 333-76497), 142,857 shares to be issued upon exercise of common stock warrants dated January 31, 2000, 50,000 shares which may be issued in payment of interest on the $1,000,000 principal amount of the Company's 10% Senior Secured Promissory Notes due June 30, 2001, 88,000 shares issued as part of a litigation settlement agreement between the Company and Ronald and Glenn Spinello and 47,016 shares issued in payment of interest on the Company's 3% Senior Convertible Notes (which were registered with the SEC on Registration Statement No. 333-76497).

(3) Pursuant to Rule 429 of the General Rules and Regulations under the Securities Act of 1933, as amended, the Prospectus which is part of this Registration Statement constitutes a combined prospectus which also relates to Post-Effective Amendment No. 1 to Registration Statement No. 333-76497, previously filed by the Registrant on Form S-3, as to which 847,016 shares of Common Stock (for which a registration fee of $429.16 was paid) remain unsold (The remaining 102,984 shares covered by Registration Statement No. 333-76497 are no longer issuable by the Registrant and are no longer subject to registration). Such Post-Effective Amendment shall become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act of 1933.

                                  ------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

                   Subject to Completion, dated June 16, 2000

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                2,127,873 Shares
                                  Common Stock
                                 Par Value $.001

                            MILESTONE SCIENTIFIC INC.

      Certain of our stockholders are offering to sell up to an aggregate of 2,127,873 shares of our Common Stock as follows:

      1,800,000   shares issued upon conversion and in full payment and
                  satisfaction of our 3% Senior Convertible Notes;

        142,857 shares which may be issued upon exercise of warrants to buy shares of our Common Stock;

         88,000   Shares issued as part of a litigation settlement;

         50,000 Shares which may be issued if we pay interest on our 10% Senior Secured Promissory Notes, in shares of our common stock;

         47,016 shares issued in payment of interest on our 3% Senior Convertible Notes

      We will not receive any of the proceeds from the sale of these shares.

      Shares of our Common Stock are traded on the American Stock Exchange under the symbol "MS". On June 15, 2000, the closing price was $2.50 per share.

      See "Risk Factors" beginning on Page 5 for certain factors you should consider before buying shares of our Common Stock.

      Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this Prospectus is June 16, 2000

TABLE OF CONTENTS

                                                                            Page
Where You Can Find More Information......................................     3
Reports to Security Holders..............................................     3
Incorporation of Certain Documents by Reference..........................     3
The Company..............................................................     4
Forward-Looking Statements...............................................     4
Risk Factors.............................................................     5
Use of Proceeds..........................................................     9
Selling Security Holders.................................................     9
Plan of Distribution.....................................................    11
Recent Developments......................................................    12
Certain Provisions of our Certificate of Incorporation...................    14
Legal Matters............................................................    15
Experts..................................................................    15

      You may rely only on the information contained in this Prospectus. We have not authorized anyone to provide information that is different from that contained in this Prospectus. This Prospectus may only be used where it is legal to sell these securities. The information in this Prospectus may not be accurate after the date appearing on the cover.

                       WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with that statute, have filed various reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect these reports, proxy statements and other information at the public reference facilities of the Securities and Exchange Commission at its principal offices at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, Suite 1300, New York, New York 10048. You can get copies of these reports, proxy statements and other information from these offices upon payment of the required fees. These reports, proxy statements and other information can also be accessed from the web site maintained by the Securities and Exchange Commission at http://www.sec.gov. The public may obtain information on operations of the public reference room by calling the Securities and Exchange Commission at (800) SEC-0330.

      We have filed two Registration Statements on Form S-3 with the Securities and Exchange Commission under the Securities Act with respect to the shares offered by this Prospectus. This Prospectus, which forms a part of those Registration Statements, does not contain all of the information included in the Registration Statement and the accompanying exhibits. Statements contained in this Prospectus regarding the contents of any document is not necessarily complete and are qualified in their entirety by such reference. You should refer to the actual document as filed with the Securities and Exchange Commission. You can get copies of the Registration Statement and the accompanying exhibits from the Securities and Exchange Commission upon payment of the required fees or it may be inspected free of charge at the public reference facilities and regional offices referred to above.

                           REPORTS TO SECURITY HOLDERS

      We furnish our stockholders with annual reports containing audited financial statements. In addition, we are required to file reports on Forms 8-KSB, 10-QSB and 10-KSB with the Securities and Exchange Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by us with the Securities and Exchange Commission are incorporated in this Prospectus by reference:

      (1) Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999; and

      (2) Each document filed after the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act but before this offering terminates is incorporated in this Prospectus by reference and is to be treated as part of this Prospectus from the date it was filed. Any statement contained in a document incorporated or deemed to be incorporated in this Prospectus by reference is modified or superseded to the extent that a statement contained in this Prospectus or in any other subsequently filed document which is incorporated in this Prospectus by reference modifies or supersedes such statement.

      Upon written or oral request, we will provide, without charge, each person to whom a copy of this Prospectus is delivered, a copy of any document incorporated by reference in this Prospectus (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Milestone Scientific Inc., 220 South Orange Avenue, Livingston Corporate Park, Livingston, New Jersey 07039, (973) 716-0087 Attention: Thomas Stuckey, Vice President and Chief Financial Officer.

                                   THE COMPANY

      We were organized in August 1989 under the laws of Delaware. Our principal executive office is located at 220 South Orange Avenue, Livingston Corporate Park, Livingston, New Jersey 07039, telephone number (973) 716-0087.

                           FORWARD-LOOKING STATEMENTS

      This Prospectus contains certain "forward-looking statements" based on current expectations, assumptions, estimates and projections about us and the industry in which we operate. We use words such as "plan," "believes," "expects," "future" and "intends" and similar expressions to identify forward-looking statements. These forward-looking statements involve numerous risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, as more fully described elsewhere in this Prospectus. We undertake no obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                  RISK FACTORS

      You should carefully consider the risk factors described below, as well as other information appearing in this Prospectus or incorporated by reference, before purchasing shares of our Common Stock.

      Unless stated to the contrary, all references in this Prospectus to "we," "us," "our" or "the Company" refer to Milestone Scientific Inc. (formerly U.S. Opportunity Search, Inc.), its wholly owned subsidiary, Princeton PMC, Inc. ("Princeton PMC") and its more than 80% owned subsidiary, Spintech, Inc. ("Spintech").

      The following factors may affect the growth and profitability of the Company and should be considered by any prospective purchaser of the Company's securities:

      History of Losses; Accumulated Deficit. Our operations commenced in November 1995, when we acquired a 65% interest in Spintech. For the fiscal years ending December 31, 1995, 1996 and 1997 we had limited revenues. For the fiscal years ended December 31, 1998 and 1999 our revenues were approximately $8.8 million and $2.9 million, respectively. In addition, we have had losses for each of the years ended December 31, 1995, 1996, 1997, 1998 and 1999 including a loss of approximately $7.0 million for 1999. At December 31, 1999 we had an accumulated deficit of approximately $27.8 million. We cannot assure you we will be able to generate operating profits and resultant cash flow sufficient to fund our operations in the future.

      Need for Greater Market Acceptance of "The Wand(R)". As with any new technology, there is substantial risk that the marketplace will not accept the potential benefits of such technology or be willing to pay for any cost differential with the existing technologies. Market acceptance of "The Wand(R)" depends, in large part, upon our ability to educate potential customers of the distinctive characteristics and benefits of The Wand(R) and will require substantial marketing efforts and expense. A total of approximately 10,500 equipment units have been sold in the domestic market. However, during 1998 and 1999 less than 950,000 and 1,450,000 disposable handpieces were sold, reflecting a low level of usage of The Wand(R) by dentists. Unless equipment sales and rates of usage of the equipment improve, we may be forced to curtail marketing efforts and rely on the gradual build-up of demand as a result of increasing placement of units in dental schools and from growing awareness of the benefits of The Wand(R) technology as a result of additional clinical studies. We cannot assure that our current or proposed products will be accepted by the end users or that any of the current or proposed products will be able to compete effectively against current and alternative products.

      Limited Financial Resources; Need For Additional Financing. Our capital requirements have been and will continue to be significant, though we believe, after giving effect to the January 2000 private placement, that we have sufficient working capital for the next 12 months. However, if we have underestimated our operating expenses or overestimated our expected revenue, we will be required to borrow funds or sell equity securities, or curtail or reduce our activities. As of February 1, 2000, we concluded a $1,000,000 private placement of secured ten percent notes and warrants for 142,857 shares exercisable at prices ranging from $1.75 to $7.00 per share. We have no current arrangements for future additional financing. We cannot assure you any sources of additional financing will be available on acceptable terms, or at all. To the extent that any future financing involves the sale of our equity securities, the ownership interest of our stockholders could be substantially diluted.

      Highly Competitive Industry; Technological and Product Obsolescence. We face intense competition from many companies in the medical and dental device industry, including well-established academic institutions, possessing substantially greater financial, marketing, personnel, and other resources. Most of our competitors have established reputations, stemming from their success in the development, sale, and service of competing dental products. Further, rapid technological change and research may affect our product. Current or new competitors could, at any time, introduce new or enhanced products with features that render our products less marketable, or even obsolete. Therefore, we must devote substantial efforts and financial resources to enhance our existing products, to bring our products to market quickly, and to develop new products for related markets. In addition, our ability to compete successfully, require that we establish an effective distribution network. Several regulatory authorities must approve our products before they may be marketed. We cannot assure you that we can compete successfully, that our competitors will not develop technologies or products that render our products less marketable or obsolete, or that we will be able to successfully enhance our existing products, effectively develop new products, or obtain required regulatory approval for those products.

      Limited Distribution; Establishing Distribution Channels. Our future revenues depends on our ability to successfully market and distribute The Wand(R). During 1999 we relied, primarily, on independent dental distributors to sell The Wand(R) domestically and internationally. In January 2000, we entered into an agreement to terminate our existing international distribution agreement and commenced new international distribution agreement giving our products entry into Japan, Great Britain, Germany, Israel, South Africa, Scandinavia, while retaining our presence in China and Taiwan. Domestically, our sales force's efforts in marketing The Wand(R) remain quite limited and, if we decide to sizably escalate marketing The Wand(R) with our own sales force, that sales force will require substantial expansion and we will incur significant up-front expense. We cannot assure you that we will be able to hire and retain our own sales force or that such force will be able to successfully market and sell The Wand(R).

      Patent and Intellectual Property Protection. We hold U.S. patents applicable to the "The Wand(TM)" and we have applied for certain improvement patents on The Wand as well as the "SplatrFree(TM)" prophy angle. We rely on a combination of patent, trade secret, and trademark laws and employee and third-party nondisclosure agreements to protect our intellectual property rights. Despite the precautions we have taken to protect our products, unauthorized parties may attempt to reverse engineer, copy, or obtain and use our products and other information we regard as proprietary. We may have to initiate lawsuits to protect our intellectual property rights. Such lawsuits are costly and divert management's time and effort away from our business with no guarantee of success. Our failure to protect our proprietary rights, and the expense of doing so, could have a material adverse effect on our operating results and financial condition. Although we have not received any claims of infringement, it is possible that our products may infringe on existing or future patents or proprietary rights of others. If that happens we may have to modify our processes or to obtain a license. We cannot assure you that we will be able to do so in a timely manner, upon acceptable terms and conditions, or at all.

      Dependence on Manufacturers. We have informal arrangements with certain manufacturers with respect to the manufacture of our products. Termination of the manufacturing relationship with any of these manufacturers could significantly and adversely affect our ability to produce and sell our products. Though alternate sources of supply exist and new manufacturing relationships could be established, we would need to recover our existing tools or have new tools produced. Establishing of new manufacturing relationships could involve significant expense and delay. Any curtailment or interruptions of the supply, whether or not as a result or termination of the relationship, would adversely affect us.

      Product Liability. We could be subject to claims for personal injury from the use of our dental and medical products. We have liability insurance in the aggregate amount of $2,000,000 with a per-occurrence limit of $1,000,000 which we believe is adequate, although we cannot assure you that the insurance coverage will be sufficient to pay such claims should they be made. A partially or completely uninsured claim, if successful and of significant magnitude, could have a material adverse effect on us.

      Reliance Upon Management. We depend on the personal efforts and abilities of Leonard Osser, our Chairman and Chief Executive Officer. While we have a key man life insurance policy in the amount of $3,000,000 on the life of Mr. Osser any loss of his services could have a materially adverse effect.

      Litigation; Change in Officers. On April 10, 1997, the Board of Directors of Spintech terminated the employment of Dr. Ronald Spinello as its Chairman and Director of Research. The action by the Board followed the bringing by Milestone and Spintech of legal action against Dr. Spinello in which they sought, among other things, a declaratory judgment that Dr. Spinello has no personal rights to certain technology developed while he was employed as Director of Research of Spintech relating to the design and production of ancillary components of "The Wand(TM)" and a declaratory judgment that they had not breached Dr. Spinello's employment agreement. Milestone, as principal stockholder of Spintech, also removed Dr. Spinello and Glenn Spinello as directors of Spintech. In February, 2000 we entered into an agreement with Dr. Spinello favorably resolving all disputes. Pursuant to that agreement, Dr. Spinello assigned to us any right which he has to technology relating to The Wand developed while Dr. Spinello was employed at Spintech. Dr. Spinello also agreed to cooperate in filing and to assign to us all future patent applications covering that technology. As part of the settlement, Dr. Spinello received $25,000 and 80,000 of our shares.

      No Dividends. We have never paid a cash dividend on our Common Stock. Payment of dividends on our Common Stock is within the discretion of the Board of Directors and will depend upon our earnings, capital requirements and financial condition, and other relevant factors. We do not currently intend to declare any dividends on our Common Stock in the foreseeable future.

      Control by Certain Persons. Our current officers and directors own approximately 23% of the currently outstanding shares of Common Stock. Accordingly, by reason of their stockholdings, and their control of the means for soliciting stockholder votes, the officers and directors will be able to exercise control and, in all likelihood, will be able to continue to elect all directors.

      Limitation of Director Liability. Our Certificate of Incorporation provides that our directors are not personally liable to us or any of our stockholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence, subject to certain limitations imposed by the Delaware General Corporation Law. Thus, under certain circumstances, neither we nor our stockholders can recover damages even if directors take actions which harm us.

      Government Regulation and FDA Clearance. The manufacture and sale of the Company's "SplatrFree(TM)" prophy angles and "The Wand(TM)", are subject to extensive regulation by the FDA pursuant to the Federal Food, Drug, and Cosmetic Act ("FDC Act"), and by other federal, state and foreign authorities. Under the FDC Act, these medical devices must receive FDA clearance before they can be commercially marketed in the United States. Some products must undergo rigorous pre-clinical and clinical testing and an extensive FDA approval process before they can be marketed. These processes can take a number of years and require the expenditure of substantial resources. The time required for completing such testing and obtaining such approvals is uncertain, and FDA clearance may never be obtained. Delays or rejections may be based upon changes in FDA policy during the period of product development and FDA regulatory review of each submitted application. Similar delays may also be encountered in other countries. While the "SplatrFree(TM)" prophy angle and "The Wand(TM)" have received FDA marketing clearance there can be no assurance that all of our products under development will obtain the required regulatory clearance on a timely basis, or at all. If regulatory clearance of a product is granted, such clearance may impose limitations on the indicated uses for which the product may be marketed. In addition, modifications may be made to our products to incorporate and enhance their functionality and performance based upon new data and design review. There can be no assurance that the FDA will not request additional information relating to product improvements, that any such improvements would not require further regulatory review thereby delaying the testing, approval and commercialization of the our products or that ultimately any such improvements will receive FDA clearance. FDA regulations also require manufacturers of medical devices to adhere to certain "Good Manufacturing Practices" ("GMP"), which include testing, design, quality control and documentation procedures. Compliance with applicable regulatory requirements is subject to continual review and will be monitored through periodic inspections by the FDA. Later discovery of previously unknown problems with a product, manufacturer, or facility may result in restrictions on such product or manufacturer, including fines, delays or suspensions of regulatory clearances, seizures or recalls of products, operating restrictions and criminal prosecution and could have a material adverse effect on us.

      Restricted Securities; Possible Volatility of Market Price. Shares of our Common Stock are currently traded on The American Stock Exchange. From time to time the market prices of dental and medical product companies have been affected by various factors, including adverse publicity. We cannot assure you that the market price of our Common Stock will not be volatile as a result of factors such as our financial results, possible adverse publicity resulting from any infractions of governmental regulations and various other factors affecting dental and medical product companies or the market generally. In recent years the stock market has experienced wide price fluctuations not necessarily related to the operating performance of such companies.

      Effect of Outstanding Warrants and Options. We currently have outstanding options and warrants to purchase 1,274,857 shares of our Common Stock at prices ranging from $1.00 to $23.00 per share. Holders of these warrants and options are given the opportunity to profit from a rise in the market price of our Common Stock and are likely to exercise their securities at a time when we would be able to obtain additional equity capital on more favorable terms. Thus, the terms upon which we will be able to obtain additional equity capital may be adversely affected since the holders of outstanding options and warrants can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than the exercise terms provided by such outstanding securities. We have granted registration rights with respect to our shares of our Common Stock covered by the warrants.

                                 USE OF PROCEEDS

      All shares of our Common Stock offered by this Prospectus are being registered for the account of the selling stockholders. We will not receive any of the proceeds from the sale of these shares.

                            SELLING SECURITY HOLDERS

      The following table sets forth certain information as to the ownership of our Common Stock by the Selling Stockholders on March 31, 2000. Unless otherwise indicated, it is assumed that each Selling Stockholder listed below possesses sole voting and investment power with respect to the shares owned as of such date by the Selling Stockholder, including those issuable upon exercise of the warrants. In addition, unless otherwise indicated, none of the Selling Stockholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

                                                                                    Shares to be     Percentage of
                                                                                    ------------     -------------
                             SharesOwned                    Number of                      Owned      Common Stock
                             -----------                    ---------                      -----      ------------
                              Before the                  Shares that                  After the       Owned After
                              ----------                  -----------                  ---------       -----------
   Selling Stockholder          Offering                  May Be Sold                   Offering      the Offering
   -------------------          --------                  -----------                   --------      ------------
Cumberland Partners            1,330,770 (1)(2)(3)            965,970 (1)(2)(3)          364,800
Longview Partners                207,250 (1)(2)(3             105,050 (1)(2)(3)          102,200
Longview Partners B,L.P.         167,103 (1)(2)(3)            138,603 (1)(2)(3)           28,500           *
Longview Partners C,L.P.          63,901 (1)(2)(3)             50,401 (1)(2)(3)           13,500           *
K. Tucker Andersen               250,555 (1)(2)(3)(10)        219,555 (1)(2)(3)           31,000
Morse, Zelnick Rose and
  Lander LLP(5)                  487,035 (2)(3)                14,286 (2)(3)             472,749
Leonard Osser(6)               2,301,936 (1)(2)(3)            240,875 (1)(2)(3)        2,061,061
Mitchell G. Kuhn(7)               23,943 (2)(3)                 7,143 (2)(3)              16,800
Strategic Restructuring
Partnership LP                   203,571 (1)(2)(3)            203,571 (1)(2)(3)                0
Daniel Burack                     45,643 (2)(3)                 7,143 (2)(3)              38,500
Ed Schwarz and Sarah Jane
  Jelin                           52,318 (2)(3)(9)              7,143 (2)(3)              45,175
Jay Nelson                         5,714 (2)(3)                 5,714 (2)(3)                   0
David Birkenruth                   8,243 (2)(3)                 7,143 (2)(3)               1,100
Tricor Systems Incorporated(8)     3,571 (2)(3)                 3,571 (2)(3)                   0
Keith Michael Jereb                1,428 (2)(3)                 1,428 (2)(3)                   0
Ronald Spinello                   80,000 (4)                   80,000 (4)                      0
Glen Spinello                      8,000 (4)                    8,000 (4)                      0

----------
*     Less than 1%

(1) Includes shares issued upon full satisfaction and conversion of the 3% Convertible Notes at a price of $1.25 per share.
(2) Includes shares issuable upon exercise of the Company's Warrants exercisable at prices ranging from $1.75 to $7.00 per share.

(3) Excludes an undetermined number of shares (estimated for purposes of the Prospectus at an aggregate of 50,000 shares) that may be issued by the Company to the Selling Stockholders as payment of interest on the 10% Senior Secured Promissory Notes and may be sold by the Selling Stockholders pursuant to this Prospectus.
(4)   Includes shares issued upon settlement of litigation with the Company.
(5) Morse, Zelnick, Rose and Lander LLP is the corporate counsel to the Company.
(6)   Leonard Osser is the Company's Chairman and Chief Executive Officer.
(7)   Mitchell Kuhn is the Company's President and Chief Operating Officer.
(8)   Tricor Systems Incorporated is a supplier of the Company.
(9) Includes 24, 428 shares held separately by Ed Schwarz, 5,200 shares held by Ed Schwarz' IRA's, 1,250 shares held by Ed Schwarz 1992 Family Trust and 14, 297 held separately by Ed Schwarz's wife, Sarah Jane Jelin.
(10) Includes 11,000 shares which are owned by Mr. Andersen's wife and children and as to which Mr. Andersen disclaims beneficial ownership.

                              PLAN OF DISTRIBUTION

      Sales of the shares of our Common Stock covered by this Prospectus may be effected from time to time in transactions (which may include block transactions) on the American Stock Exchange (or other markets on which shares of our Common Stock are then traded), in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. None of the selling stockholders has entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling stockholders may effect transactions by selling their shares directly to purchasers or to or through broker-dealers, who may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling stockholders and any broker-dealers that act in connection with the sale of the shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the securities against certain liabilities, including liabilities arising under the Securities Act. As used herein, "selling stockholders" includes donees and pledgees selling shares received from a named selling stockholder after the date of this Prospectus.

      Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

      We have agreed to keep the Registration Statement, of which this Prospectus is a part, effective until all the shares covered by this Prospectus are sold or can be sold freely under an appropriate exemption from the securities laws of the United States and the states, without limitation.

      In order to comply with the applicable securities laws of certain states, if any, the shares covered by this Prospectus will be offered or sold through registered or licensed brokers or dealers in those states. In addition, in certain states the shares may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and such offering or sale is in compliance therewith.

      Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares may not simultaneously engage in market making activities with respect to such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution, including stabilization activities in the Common Stock to effect syndicate covering transactions, to impose penalty bids or to effect passive market making bids. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants, Regulation M and Rules 100, 101, 102,

103, 104 and 105 thereof, all of which may affect the marketability of the shares covered by this Prospectus.

      We will pay all of the expenses relating to the registration of the shares covered by this Prospectus except for selling commissions. These expenses are estimated at $35,000.

                               RECENT DEVELOPMENTS

Private Offering

      In January 31, 2000 we sold, at face amount, $1 million principal amount, of our 10% Senior Secured Promissory Notes due June 30, 2001 and five-year warrants to purchase an aggregate amount of 142,857 shares of our Common Stock, par value $.001 (the "Warrants"). At its option, the Company may pay interest on the 10% Senior Secured Promissory Notes in shares of its Common Stock and this Prospectus also covers the resale of an estimated 50,000 shares of Common Stock payable as such interest, assuming that future market prices used in determining the number of shares issued for such purpose are at current levels.

      In addition, our 3% Senior Convertible Notes were converted into 1,800,000 shares of our Common Stock in full payment and satisfaction of the $2,250,000 face amount thereof.

Registration Rights

      We agreed to register the re-offer and re-sale of the shares of our Common Stock underlying the Warrants, the shares reserved for issuance as payment of interest on the 10% Senior Secured Promissory Notes, the shares issued upon conversion and in full payment and satisfaction of the 3% Senior Convertible Notes, the shares issued as part of the settlement of the Spinello litigation (described below), and the shares issued in payment of interest on the 3% Senior Convertible Notes by filing the Registration Statements of which this Prospectus is a part under the Securities Act and the securities laws of certain states. We agreed to pay all the expenses and fees incurred in connection with the preparation, filing and modification or amendment of the Registration Statements.

Legal Proceedings

Spinello Lawsuits

      On March 26, 1997, Milestone and Spintech commenced legal action in the United States District Court of New Jersey against Ronald Spinello, DDS, former Chairman and Director of Research of Spintech. In the complaint, plaintiffs sought recovery of compensatory and punitive damages for extortion and tortuous interference with existing and prospective contract and business relationships, a declaratory judgment that Dr. Spinello has no personal rights to certain technology developed while he was employed as Director of Research of Spintech relating to the design and production of ancillary components of its computer controlled local anesthetic delivery system, a declaratory judgment that plaintiffs have not breached Dr. Spinello's employment agreement or the agreement for the initial purchase by Milestone of a 65% equity interest in Spintech and injunctive relief. On May 21, 1997, Dr. Spinello filed an answer and counterclaim.

      As a result of various pretrial motions, the only claims remaining in the litigation with Dr. Spinello were Milestone's claims against Dr. Spinello and Dr. Spinello's counterclaim for unpaid salary for the period subsequent to his alleged wrongful termination, and a portion of his indemnification claim against Spintech.

      In January 2000, prior to trial, the Company agreed to settle with Dr. Spinello, the counterclaims asserted against Dr. Spinello and the claims asserted by Glenn Spinello, and various stipulations incorporating that settlement were executed in February 2000. Under the agreement, Dr. Spinello has assigned to Milestone any rights which he has to technology relating to "The Wand" handpiece or technology developed while he was employed at Spintech and has agreed to cooperate in filing and to assign to Milestone any future patent applications covering that technology. Dr. Spinello and Glenn Spinello each also agreed to convey to Milestone all of his equity interests in Spintech. In return for the assignment of technology, the conveyance of Spintech equity and the resolution of all disputes between the parties, including the discontinuance with prejudice of pending legal actions, Milestone has paid $25,000 to Dr. Spinello and has agreed to issue to him a number of shares of Common Stock equal to the greater of 80,000 shares or shares with a market value of $80,000 and to issue to Glenn Spinello 8,000 shares.

Derivative Action Lawsuit

      In February 1999, a purported owner of Milestone stock, commenced a derivative action on behalf of the Company, in the Court of Chancery of the State of Delaware in Newcastle County, against certain present and former executive officers and directors. In the action, plaintiff alleges that the defendants engaged in violations of the securities laws, committed fraud and securities fraud, wasted corporate assets and damaged the Company's reputation. The derivative action is based on the same set of facts that were the foundation of a formerly pending class action against the Company, certain present and former executive officers and directors and which was dismissed by the court on June 5, 2000, for failure to state a claim for securities fraud. As a derivative action, even if the plaintiff is successful, any award, after deduction of plaintiff's costs and disbursements, would be payable to the Company. Nevertheless, Milestone believes that the material allegations of the complaint lack merit and intends to provide a legal defense for its present and former officers and directors in accordance with the indemnification provisions of its Certificate of Incorporation. Because the allegations of the Derivative Complaint are so closely tied to the allegations of the Class Complaint, the Derivative Plaintiff's counsel has agreed with the Company that no response to the Derivative Complaint is due until 60 days after the Court in the Class Action decides the motion to dismiss.

Insurance Broker and Carrier

      In January 1999, the Company filed a complaint against its insurance broker (Frank Crystal Financial Services) and the two excess insurers [American Alliance and St. Paul] in the United States District Court for the District of New Jersey. American Alliance and St. Paul were in dispute with the Company because they claim that the Company did not timely submit the appropriate application. As a result, American Alliance refused to issue a policy and St. Paul, which issued a policy, has refused to cover the class actions described above. In April 1999, the Company reached a settlement of this action, as a result of which American Alliance issued the Excess Director's and Officer's Insurance Policy; the Company agreed that claims arising prior to the date of the policy were not covered by the policy and the parties reserved all of their arguments and positions with respect to any other coverage issues including those that resulted from the Consolidated and Amended Class Action Complaint referred to above.

      On June 24, 1999 American Alliance filed a complaint in the United States District Court for the Southern District of New York seeking a declaratory judgment that it is not liable under its policy for the claim asserted in the amended class complaint as the derivative complaint. The Company intends to vigorously defend against the American Alliance action and intends to move to dismiss that action. On July 9, 1999 the Company filed its own declaratory judgment action against American Alliance and St. Paul in the United States District Court for the District of New Jersey seeking a declaration that the claims asserted in the Consolidated Complaint in the Class Action and in the Derivative Action are covered by the Excess Director's and Officer's Insurance Policies. On August 4, 1999, the District Judge in New Jersey administratively terminated the Company's action until the previously filed New York Action was resolved or dismissed. Thereafter, the Company filed an answer and counterclaim in the New York Action seeking the same relief as it sought in its complaint in the New Jersey Action. Both American Alliance and the Company each requested leave from the Judge in the New York Action to make a motion for summary judgment and to dismiss the complaint, respectively. Instead, since any decision on the scope of coverage of the excess policies will, in large part, depend upon whether the Class Action complaint is dismissed, in whole or in part, the District Judge in the New York Action decided to hold in abeyance any action on American Alliance's complaint and Milestone's answer and counterclaim until a decision is rendered by the District Court in New Jersey in the Class Action.

             CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION

Limitation of Director Liability; Indemnification

      Our Certificate of Incorporation provides that a director will not be personally liable to us or to our stockholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence. This provision does not eliminate or limit the liability of a director (i) for breach of his or her duty of loyalty to us or to our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payments or dividends or unlawful stock repurchases or redemptions), (iv) for any improper benefit or
(v) for breaches of a director's responsibilities under the Federal securities laws.

      Our Certificate of Incorporation also provides that we indemnify and hold harmless each of our directors and officers to the fullest extent authorized by the Delaware General Corporation Law, against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith.

Section 203 of Delaware General Corporation Law

      Section 203 of the Delaware General Corporation Law prohibits us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved in a prescribed manner. As a result, potential acquirors may be discouraged from attempting to effect acquisition transactions with us thereby possibly depriving our stockholders of certain opportunities to sell or otherwise dispose of their securities at above-market prices pursuant to such transactions.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to our Certificate of Incorporation, Bylaws and the Delaware General Corporation Law, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

                                  LEGAL MATTERS

      Morse, Zelnick, Rose & Lander, LLP, 450 Park Avenue, New York, New York 10022 will deliver an opinion that the issuance of the shares covered by this Prospectus has been approved by our Board of Directors and that such shares, when issued, will be fully paid and non-assessable under Delaware law. Members of and counsel to Morse, Zelnick, Rose & Lander, LLP own, in the aggregate, the following securities: 168,083 shares of our Common Stock; options or warrants to purchase 152,286 shares of our Common Stock, all of which are currently exercisable; and warrants to purchase 83,333 units, each unit consisting of one share of our Common Stock and a warrant to purchase one share of our Common Stock.

                                     EXPERTS

      Our financial statements for the year ended December 31, 1999 incorporated in this Prospectus by reference to the Form 10-KSB have been so incorporated in reliance on the report of Grant Thornton LLP, independent accountants, given on the authority of such firms as experts in accounting and auditing.

================================================================================

                                2,127,873 Shares
                                  Common Stock

                            MILESTONE SCIENTIFIC INC.

                                   ----------
                                   PROSPECTUS
                                   ----------

                                 June 16, 2000

================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

      Expenses in connection with the issuance and distribution of the securities being registered hereunder other than underwriting commissions and expenses, are estimated below. The Selling Stockholders will not pay any of these expenses.

SEC Registration Fee .....................................            $ 1,439.51
Printing expenses ........................................            $ 2,500.00
Accounting fees and expenses .............................            $10,000.00
Legal fees and expenses ..................................            $15,000.00
Miscellaneous expenses ...................................            $ 6,060.49
                                                                      ----------

     Total ...............................................            $35,000.00

Item 15. Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law grants to the Company the power to indemnify the officers and directors of the Company, under certain circumstances and subject to certain conditions and limitations as stated therein, against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such officers and directors if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.

      The Company's certificate of incorporation provides as follows:

      "NINTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

      TENTH: (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law requires, the payment of such expenses incurred by a director or officer (in his or her capacity as a director or officer and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

      (b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

      (c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

      (d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the

Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law."

Item 16. Exhibits

Exhibit No.       Description
-----------       -----------

4.1               Specimen Stock Certificate*

4.2               Form of Purchase Agreement dated March 2, 1999**

4.3               Form of 3% Senior Convertible Note dated March 2, 1999**

4.4               Form of Registration Rights Agreement dated March 2, 1999**

4.5               Form of Purchase Agreement dated January 31, 2000

4.6               Form of Registration Rights Agreement dated January 31, 2000.

4.7               Form of Security Agreement dated January 31, 2000.

4.8 Form of Agreement to convert 3% Senior Convertible Notes dated January 31, 2000.

4.9               Form of Warrant dated January 31, 2000.

4.10              Form of 10% Senior Promissory Note dated January 31, 2000.

5.1 Opinion of Morse, Zelnick, Rose & Lander, LLP as to legality of the securities being registered

23.1              Consent of Grant Thornton LLP

23.2              Consent of Morse, Zelnick, Rose & Lander, LLP (included in
                  Exhibit 5.1)

24.1              Power of Attorney (included in signature page)

-------------

* Incorporated by reference to the Company's registration statement on Form SB-2 No. 33-92324.
** Previously filed with the Company's registration statement on Form S-3, No. 333-76497.

Item 17. Undertakings

      A. The undersigned Registrant hereby undertakes to:

      (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

            (i) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit of proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in Act and will be governed by the final adjudication of such issue.

      C. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                     WITHDRAWAL OF SHARES FROM REGISTRATION

      Milestone Scientific, Inc. hereby withdraws from registration under the Securities Act of 1993, as amended, 102,984 shares previously covered by Registration Statement No. 333-76497. These shares were registered for possible issuance in payment of interest on Milestone's 3% Convertible Notes. These notes have now been fully paid and satisfied and the shares are no longer issuable for that purpose.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in New York, New York on the 15th day of June, 2000.

                                        MILESTONE SCIENTIFIC INC.


                                        By: /s/ Leonard Osser
                                            ------------------------------------
                                            Chairman and Chief Executive Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leonard Osser, Stephen A. Zelnick, or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on June 15, 2000.

Signatures                                  Title
----------                                  -----


/s/ Leonard Osser                           Chairman and Chief Executive Officer
---------------------------
Leonard Osser


/s/ Thomas Stuckey                          Chief Financial Officer
---------------------------
Thomas Stuckey


/s/ Mitchell Kuhn                           President and Chief Operating
---------------------------                 Officer and Director
Mitchell Kuhn


/s/ Stephen A. Zelnick                      Director
---------------------------
Stephen A. Zelnick


/s/ Paul Gregory                            Director
---------------------------
Paul Gregory


/s/ Louis I. Margolis                       Director
---------------------------
Louis I. Margolis


/s/ Leonard M. Schiller                     Director
---------------------------
Leonard M. Schiller


/s/ Daniel R. Martin                        Director
---------------------------
Daniel R. Martin